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                                Subsidiary List


     Name                               State of Incorporation/Formation
     ----                               --------------------------------

Criticom International Corporation                Minnesota

Monital Signal Corp.                              New Jersey

Morlyn Financial Group, LLC                       New Jersey

Payne Security Group, LLC                         New Jersey

Integrated Alarm Services, Inc.                   Delaware